Exhibit 23.1

Consent of Independent Registered Public Accounting Firms

We consent to the use of our report dated 23 February 2018, with respect to the consolidated balance sheets of Unilever Group (Unilever N.V. and Unilever PLC, together with their subsidiaries) as of 31 December 2017 and 2016, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated cash flow statements for each of the years in the three-year period ended 31 December 2017, and the related notes and the Guarantor Statements (collectively, the “Consolidated Financial Statements”), and the effectiveness of internal control over financial reporting as of 31 December 2017, incorporated herein by reference and to the reference to our firms under the heading “Experts” in the prospectus.

Our report dated 23 February 2018 contains an explanatory paragraph that states that the Unilever Group acquired Carver Korea Co, Ltd, Mãe Terra, TAZO, Sundial, and Schmidt’s Naturals during November and December 2017 and management excluded from its assessment of the effectiveness of Unilever Group’s internal control over financial reporting as of 31 December 2017, Carver Korea Co, Ltd, Mãe Terra, TAZO, Sundial, and Schmidt’s Naturals’ internal control over financial reporting associated with approximately 7.8% of Unilever Group’s total assets as at 31 December 2017 and approximately 0.17% of Unilever Group’s turnover included in the Consolidated Financial Statements of the Unilever Group as of and for the year ended 31 December 2017. Our audit of internal control over financial reporting of the Unilever Group also excluded an evaluation of the internal control over financial reporting of Carver Korea Co, Ltd, Mãe Terra, TAZO, Sundial, and Schmidt’s Naturals.

/s/ KPMG LLP	/s/ KPMG Accountants N.V.

London, United Kingdom	Amsterdam, Netherlands

27 July 2018